Exhibit 10.19

NATIONAL FINANCIAL PARTNERS CORP.

CHANGE IN CONTROL SEVERANCE PLAN

PARTICIPATION SCHEDULE

July 1, 2007

Mr. James R. Gelder

We are offering you the opportunity to become a Participant in the National Financial Partners Corp. Change in Control Severance Plan (the “Plan”). All defined terms used herein shall have the meaning ascribed to them in the Plan.

As a condition to your participation in the Plan, you must execute this Participation Schedule evidencing your agreement to be bound by all the terms of the Plan, including without limitation the provisions of Article 11 thereof.

Except as may be provided under any other agreement between you and the Company, your employment by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to change the status of your employment, or to change the policies of the Company regarding termination of employment.

For purposes of the Plan, your participation shall be determined based upon the following:

(a) Severance Factor: Two (2)

(b) Benefit Continuation Period: NFP shall continue to pay the employer contributions to each of the Company’s benefit plans under which the Participant is entitled to and does elect continuation coverage pursuant to Section 4980B of the Code the Internal Revenue Code of 1986, as amended (the “Code”) or “COBRA” until the earlier of (i) the two year anniversary of the Termination Date and (ii) the date on which the Participant becomes eligible for benefit plans of a new employer such that, if the Participant enrolled in such benefit plans (whether or not the Participant does so enroll) the Participant’s entitlement to continuation of coverage under COBRA would cease. NFP shall continue to pay or make available Fringe Benefits to the extent such benefits were provided prior to the Termination Date, and to the extent such benefits are still available to former employees, through the second anniversary of the Termination Date.

(c) Gross-Up Payment: The Gross-Up Payment provided under Section 7.1 of the Plan will apply to the Participant.

Executed as of this 23rd day of July, 2007.

/s/ James R. Gelder
James R. Gelder

National Financial Partners Corp.

/s/ Jessica Bibliowicz
By: Jessica Bibliowicz Title: Chairman, CEO & President

NFP Insurance Services, Inc.

/s/ R. Bredt Norwood
By: R. Bredt Norwood Title: SVP and General Counsel